EXHIBIT 99.1
Press Release
For Immediate Release
Contacts: Courtney Guertin, Public Relations Specialist
401-457-9501
courtney.guertin@lintv.com
Bart W. Catalane, Chief Financial Officer
401-457-9510
bart.catalane@lintv.com
LIN TV Corp. Announces Second Quarter 2007 Operating Results
PROVIDENCE, RI, August 9, 2007 — LIN TV Corp. (NYSE: TVL) today reported net income of $3.5 million for the second quarter ended June 30, 2007, compared to a net loss of $244.4 million for the same period in 2006. The increase in net income was largely due to two charges against second quarter 2006 earnings that did not recur in 2007: a $333.6 million impairment charge for intangible assets and broadcast licenses; and a $6.9 million severance charge related to the retirement of the Company’s former CEO. Excluding the 2006 impairment and severance charges, second quarter 2007 operating income decreased by 3% to $23.3 million, due primarily to the expected impact of lower political advertising in the current off-election year. The second quarter 2007 operating summary is as follows:

	Three months ended
	June 30,		Increase /
	2007	2006	(Decrease)
Net revenues	$103,278	$102,709	$569	1%
Total operating costs and expenses	79,975	419,118	(339,143)	-81%

Operating income (loss)	23,303	(316,409)	339,712	107%

Income (loss) from continuing operations, net of provision for (benefit from) income taxes	3,933	(244,869)	248,802	102%

Income (loss) from discontinued operations, net of provision for (benefit from) income taxes	—	512	(512)	N/M

Loss (gain) from the sale of discontinued operations, net of provision for (benefit from) income taxes	(419)	—	(419)	N/A

Net income (loss)	$3,514	$(244,357)	$247,871	101%

Basic and diluted income (loss) per share	$0.07	$(4.87)	$4.94	N/M
“We are pleased with our second quarter 2007 operating results and the continued execution of our strategy by our station management teams, particularly in light of the current cyclical challenges facing the TV industry,” said Vincent L. Sadusky, president and chief executive officer of LIN TV. “Our ability to develop multi-platform local marketing programs and reduce same station operating costs have helped offset declines in political and national automotive advertising.”
“Underscoring our focus on localism, our station brands and news programs once again performed well in the second quarter, with many of our stations dominating the May 2007 Nielsen ratings in their local markets, as well as significantly advancing our local website businesses,” added Sadusky. “Our key online audience metrics continue to grow at a rapid pace and our Company is well-positioned to capitalize on the growing digital media and interactive businesses.”

Second Quarter 2007 Compared to 2006
Net revenues for the three months ended June 30, 2007 increased 1% to $103.3 million, compared to $102.7 million for the same period in 2006. The increase was primarily due to the acquisition of KASA-TV, the Company’s FOX affiliate in Albuquerque, substantial growth in digital revenues and growth in the Company’s local advertising market shares, which were offset in part by decreases in political and national advertising for the quarter. The Company’s national advertising decline was primarily due to continued softness in the Automotive category, which decreased by 7% on a gross time sales basis compared to the second quarter of 2006. Digital revenues, which include Internet-only and retransmission consent fees, were $3.4 million for the second quarter of 2007, representing an increase of 102% versus the second quarter of 2006. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred at January 1, 2006, net revenues decreased by $3.0 million, or 3%, for the second quarter of 2007 compared to the second quarter of 2006. This pro forma decrease was again primarily driven by the anticipated impact of lower political revenues in the off-election year, which were down by approximately $3.6 million on a net revenue basis in the second quarter of 2007.
Total operating expenses for the three months ended June 30, 2007 decreased 81% to $80.0 million, compared to $419.1 million for the same period in 2006. The decrease was primarily due to costs that occurred in the second quarter of 2006 that did not recur in 2007, which included a $333.6 million impairment charge for intangible assets and broadcast licenses and a $6.9 million severance charge relating to the retirement of the Company’s former CEO. These non-recurring costs were offset somewhat by increased operating expenses for the three months ended June 30, 2007 due to the KASA-TV acquisition in February 2007. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred on January 1, 2006, and excluding the $333.6 million impairment and the $6.9 million severance charges in the second quarter of 2006, total operating expenses decreased by $1.8 million or 2% for the second quarter of 2007 compared to the prior year period. This pro forma decrease was primarily due to a number of discretionary cost savings, including lower personnel, promotion and SG&A expenses plus reduced depreciation and amortization expense.
Operating income for the three months ended June 30, 2007 was $23.3 million compared to an operating loss of $316.4 million for the same period in 2006. Net income for the three months ended June 30, 2007 was $3.5 million compared to a net loss of $244.4 million for the same period last year. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred on January 1, 2006, and excluding the $333.6 million impairment and the $6.9 million severance charges in the second quarter of 2006, operating income decreased by $1.2 million or 5%.
Diluted earnings per share for the second quarter ended June 30, 2007 were $0.07, compared to a loss per share of $4.87 for the same period in 2006.
Operating Highlights
TV Station Ratings and Revenue
•	According to Nielsen, most of the Company’s CBS, NBC, ABC and FOX stations were once again ranked number one for the adults aged 18-49 and the adults aged 25-54 categories. The Nielsen data also showed that the Company’s stations outperform their national networks in the category of “household share” on an average of 43%.

•	The Company’s stations ranked #1 or #2 in 82% of its markets, weekdays sign-on to sign-off.

•	WTNH-TV and WISH-TV were two out of only four local stations in the country to receive George Foster Peabody Awards; considered one of journalism’s most prestigious honors.

•	Local advertising revenues, excluding political advertising revenues, increased by 3% in the second quarter of 2007 and 5% for the six months ended June 30, 2007. The acquisition of KASA-TV and the Company’s focus on integrated media and new business development efforts at all of the Company’s stations contributed to these results. On a pro forma basis, as if the KASA-TV acquisition had occurred on January 1, 2006, local advertising revenues were flat for the second quarter of 2007 versus the same period last year. Local advertising revenues represented 65% of total advertising revenues for the second quarter of 2007.

•	National advertising revenues, excluding political advertising revenues, decreased by 2% for the second quarter of 2007. The decrease in national time sales was due in large part to lower spending by automotive advertisers compared to the same period last year. On a pro forma basis, as if the KASA-TV acquisition had occurred on January 1, 2006, national advertising revenues decreased by 5% for the second quarter of 2007 versus the same period last year. National advertising revenues represented 34% of total advertising revenues for the second quarter of 2007.

•	The Company’s political advertising revenues were $1.0 million for the second quarter of 2007, compared to $5.1 million in the same period last year. Political advertising revenues represented 1% of total advertising revenues for the second quarter of 2007.
Interactive and Digital Initiatives
•	Internet-only revenues increased by 104% versus the second quarter of 2006. The Company continues to focus on optimizing web site traffic and revenues through growth initiatives that drive increased unique visitors, page views, time spent and monetization of ad units.

•	The Company currently has 29 live websites and launched or re-launched 18 new station websites in the second quarter of 2007. Six new FOX interactive platforms were launched as a complimentary brand extension at our FOX affiliate stations, and the sites also included FOX-On-Demand Video players.

•	Total page views for the Company’s stations’ websites were 98.2 million in the second quarter of 2007, compared to 73.6 million in the second quarter of 2006, representing a 33% increase. The Company attributes this traffic growth to a number of factors and new initiatives, but primarily to additional content, as well as its stations’ enhanced promotion of their local news, sports and weather services on the web.

•	During the second quarter of 2007 the Company announced a new online video partnership with VMIX, an interactive media, video hosting and social networking company. VMIX will provide technology that will enable the Company to showcase user-generated videos, photos, audio, blogs, ratings, polls, and other community-driven content and features on its TV station websites. The user-generated content sites will launch in the third quarter of 2007.

•	During the second quarter of 2007, the Company reached agreements with several cable operators for the retransmission services of its broadcast stations for both analog and high-definition channels. The deals enable hundreds of thousands of current and new viewers to watch award-winning news, sports and entertainment programs in high-definition from the Company’s affiliate stations.
Key Balance Sheet and Cash Flow Items
Total debt outstanding on June 30, 2007 was $879.8 million, and cash and cash equivalent balances at June 30, 2007 were $16.7 million. The Company’s revolving credit facility balance remained at zero as of June 30, 2007 and there continues to be $275.0 million available for borrowing under that facility. Consolidated leverage, as defined in the Company’s credit agreement, was approximately 5.9x as of June 30, 2007, compared to 6.0x at December 31, 2006. Other components of cash flow for the second quarter of 2007 were capital expenditures of $3.2 million and program payments of $7.1 million.

Business Outlook
Third Quarter 2007
Based on current sales order pacings and the anticipated impact of lower political advertising in the current off-election year, the Company expects that third quarter 2007 net revenues will decrease in the range of 8% to 10% (or $8.5 million to $10.5 million) compared to reported net revenues of $103.7 million for the third quarter of 2006. This decline is again primarily driven by the expected impact of lower political revenues in the off-election year, which are expected to decrease in the range of $12.3 million to $12.7 million on a net revenue basis for the third quarter of 2007.
Due to current year cost saving programs and the impact of prior year’s restructuring efficiencies, the Company expects that its station direct operating and SG&A expenses, excluding non-cash stock-based compensation expense, will decrease in the range of 2% to 4% for the third quarter of 2007 compared to third quarter 2006 actual expenses.
2007 Year
Based on historical trends and current economic and industry information, the Company now anticipates that local TV advertising, excluding political advertising, for the markets where it presently operates stations (LIN Markets) will grow in the range of 1% to 3% for the full year 2007. The Company also now anticipates that national TV advertising, excluding political advertising, for LIN Markets will decline in the range of 7% to 9% for the full year 2007, primarily due to lower Automotive category spending in the first half of the year. Due to its strong station brands, news rankings and audience ratings the Company anticipates that its station market shares of the revenues described above will continue to be maintained at or above the levels it has historically achieved in prior years. The Company also anticipates that total full year 2007 political advertising in LIN Markets, reflecting the normal cycle of off-election years lacking significant national political spending, will now be in the range of $14.0 to $18.0 million and that its leading local news stations will continue to achieve their consistent historical market shares of these revenues.
In addition, the Company anticipates that its digital revenues, which include Internet-only advertising and retransmission consent fees, will be in the range of $14.0 to $15.5 million for the 2007 year. However, as the Company has stated previously, these revenues, particularly for retransmission services, continue to be highly dependent on the timing of completion of these agreements.
Lastly, due to the expected impact of cost savings programs and restructuring efficiencies in the second half of the year, offset by investment spending in new interactive and digital initiatives in the first six months of 2007, station direct operating and SG&A expenses, excluding non-cash stock-based compensation expense, are expected to decrease in the range of 1.5% to 2.5% for the full year 2007 compared to full year 2006 actual expenses.

As a result, the Company’s current outlook for revenues, expenses and cash flow items for the third quarter of 2007 and 2007 year are anticipated to be in the following ranges:

	Third Quarter 2007	2007 Year
Net advertising revenues	$85.0 to $86.0 million	$362.6 to $370.1 million
Net digital revenues	$4.1 to $4.6 million	$14.0 to $15.5 million
Network compensation	$0.9 to $1.0 million	$3.6 to $3.8 million
Other revenue	$0.9 to $1.1 million	$3.8 to $4.0 million
Barter revenue	$2.3 to $2.5 million	$9.0 to $9.6 million
Total net revenues	$93.2 to $95.2 million	$393.0 to $403.0 million
Direct operating and SG&A expenses(1)	$56.9 to $58.7 million	$231.7 to $235.2 million
Amortization of program rights	$6.0 to $6.5 million	$24.0 to $26.0 million
Cash payments for programming	$7.0 to $7.4 million	$28.0 to $29.0 million
Corporate expense(2)	$5.0 to $6.0 million	$21.0 to $23.0 million
Depreciation and amortization of intangibles	$7.8 to $8.4 million	$33.0 to $37.0 million
Capital expenditures	$7.0 to $8.0 million	$24.0 to $26.0 million
Cash interest expense and principal amortization	$13.2 to 13.7 million	$65.8 to $66.8 million
Cash taxes	$0.2 to $0.3 million	$0.6 to $0.9 million
Effective tax rate	36.0% to 44.0%	36.0% to 44.0%
Distributions from equity investments	$0.6 to $1.0 million	$3.0 to $3.8 million

(1)	Direct operating and SG&A expenses include approximately $0.5 to $0.7 million for third quarter 2007 and $2.0 to $2.5 million for full year 2007 of non-cash stock-based compensation expense.

(2)	Corporate expense includes approximately $0.8 million to $1.0 million for third quarter 2007 and $3.4 to $3.9 million for full year 2007 of non-cash stock-based compensation expense.
LIN TV advises that all of the information and factors described above are subject to risk (see the “Forward Looking Statements” heading below) and could therefore individually or collectively cause actual results to differ materially from those projected above.
Conference Call
LIN TV will hold a conference call to discuss its second quarter 2007 results today, Thursday, August 9, 2007, at 8:30 AM Eastern Time. To participate in the call, please call 1-800-500-0177 (U.S. callers) or 1-719-457-2679 (international callers) at least 10 minutes prior to the scheduled start of the call and reference 2647371. The call can also be accessed via the Investor Relations section of the Company’s website at www.lintv.com (listen only).
Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access. For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com or by dialing 1-888-203-1112 and entering passcode: 2647371. The telephone replay will be available from 11:30 a.m. (EST) on August 9, 2007 through midnight (EST) on August 17, 2007.

Access to Non-GAAP Performance Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance. Non-GAAP measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business. As a result, the Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s website. In addition, the Company provides additional information on the same website document for historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to http://www.lintv.com and in the Investor Relations section, click on Financial Reports and Releases and “Supplemental Financial Data”.
About LIN TV
LIN TV Corp. (NYSE: TVL) delivers quality television, digital media and online news, community coverage and entertainment through 29 owned and/or operated television stations and websites. The Company’s reach includes 17 cities located primarily in the top 100 markets, servicing 9% of U.S. television households.
LIN TV has and continues to identify and implement innovative business strategies, including being an early adopter of digital television, in order to provide superior viewing quality to our customers. Financial information and overviews of our stations are available at www.lintv.com .
Forward-Looking Statements
The information discussed in this press release, particularly the section with the heading Business Outlook includes forward-looking statements regarding future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, capital expenditures, cash interest expense and principal amortization and cash tax payments. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; the execution and timing of retransmission consent agreements relating to digital revenues; increases in syndicated programming costs; changes in television network affiliation agreements; changes in government regulation; competition; seasonality and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Company’s website, www.lintv.com, in the Investor Relations section, or at http://www.sec.gov), which discussions are incorporated in this release by reference. LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.
— tables follow —

LIN TV Corp.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in thousands, except per share data)
Net revenues	$103,278	$102,709	$196,388	$193,249

Operating costs and expenses:

Direct operating (excluding depreciation of $8.2 million and $7.9 million for the three months ended June 30, 2007 and 2006, respectively, and $16.4 million and $17.0 million for the six months ended June 30, 2007 and 2006, respectively)	28,874	27,316	57,892	55,320
Selling, general and administrative	30,021	30,071	58,945	59,585
Amortization of program rights	6,297	6,359	12,484	12,760
Corporate	5,838	12,807	10,975	18,580
Depreciation and amortization of intangible assets	8,757	9,012	17,590	19,586
Impairment of intangible assets and goodwill	—	333,553	—	333,553
Restructuring charge	188	—	91	—

Total operating costs and expenses	79,975	419,118	157,977	499,384

Operating income (loss)	23,303	(316,409)	38,411	(306,135)

Other expense (income):
Interest expense, net	15,671	17,380	33,634	34,128
Share of (income) loss in equity investments	(1,037)	571	(752)	(1,009)
Minority interest in loss (income) of Banks Broadcasting, Inc.	33	(3,952)	(149)	(4,191)
Loss on derivative instruments	496	1,538	466	492
Loss on extinguishment of debt	—	—	551	—
Other, net	659	5,130	442	4,931

Total other expense, net	15,822	20,667	34,192	34,351

Income (loss) from continuing operations before provision for (benefit from) income taxes	7,481	(337,076)	4,219	(340,486)
Provision for (benefit from) income taxes	3,548	(92,207)	2,272	(93,931)

Income (loss) from continuing operations	3,933	(244,869)	1,947	(246,555)
Discontinued operations:
Income (loss) from discontinued operations, net of provision for (benefit from) income taxes of $0.8 million for the three months ended June 30, 2006 and ($0.7) million and $1.8 million for the six months ended June 30, 2007 and 2006, respectively	—	512	(368)	(2,121)
(Loss) gain from the sale of discontinued operations, net of benefit from income taxes of $2.3 million for the six months ended June 30, 2007	(419)	—	22,667	—

Net income (loss)	$3,514	$(244,357)	$24,246	$(248,676)

Basic income (loss) per common share:

Income (loss) from continuing operations, net of tax	0.08	(4.88)	0.04	(4.88)
Income (loss) from discontinued operations, net of tax	—	0.01	(0.01)	(0.04)
(Loss) gain from the sale of discontinued operations, net of tax	(0.01)	—	0.46	—

Net income (loss)	0.07	(4.87)	0.49	(4.92)

Weighted-average number of common shares outstanding used in calculating basic income (loss) per common share	49,141	50,217	49,078	50,502
Diluted income (loss) per common share:

Income (loss) from continuing operations, net of tax	0.08	(4.88)	0.06	(4.88)
Income (loss) from discontinued operations, net of tax	—	0.01	(0.01)	(0.04)
(Loss) gain from the sale of discontinued operations, net of tax	(0.01)	—	0.42	—

Net income (loss)	0.07	(4.87)	0.47	(4.92)

Weighted-average number of common shares outstanding used in calculating diluted income (loss) per common share	51,174	50,217	54,185	50,502

LIN TV CORP.
Unaudited Consolidated Selected Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2007	2006
Cash and cash equivalents	$16,674	$6,085
Other current assets	104,073	131,854
Total long term assets	1,863,278	1,987,907

Total assets	$1,984,025	$2,125,846

Current portion of long-term debt	$30,938	$10,313
Other current liabilities	55,756	94,034
Long-term debt, excluding current portion	848,909	936,485
Other long-term liabilities	419,177	486,262

Total liabilities	1,354,780	1,527,094

Preferred stock of consolidated affiliate	9,882	10,031

Total stockholders’ equity	619,363	588,721

Total liabilities, preferred stock and stockholders’ equity	$1,984,025	$2,125,846

Unaudited Consolidated Selected Statements of Cash Flow Data
(in thousands)

	Six months ended June 30,
	2007	2006

Net cash flow provided by (used in) operating activities:
Continuing Operations	$11,955	$15,843
Discontinued Operations	(12,839)	(1,547)
Net cash flow provided by (used in) investing activities	73,701	(5,836)
Net cash flow used in financing activities	(68,472)	(8,024)

Net increase in cash and cash equivalents	4,345	436
Cash and cash equivalents at the beginning of the period	12,329	11,135

Cash and cash equivalents at the end of the period	16,674	11,571
Less cash and cash equivalents from discontinued operations, end of the period	—	3,679

Cash and cash equivalents from continuing operations, end of the period	$16,674	$7,892

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